EXHIBIT 4(a)(1)(B)

             [On Letterhead of WACHOVIA BANK, NATIONAL ASSOCIATION,
                        f/k/a First Union National Bank]


September 23, 2002

Dryclean USA, Inc.
290 NE 68th Street
Miami, Florida 33138
Attention:  Michael Steiner

Dear Mr. Steiner:

          Reference is made to that certain Loan and Security Agreement, dated as of December 19, 2001 (the "Loan Agreement"), between Dryclean USA, Inc. (the "Borrower"), and First Union National Bank, n/k/a Wachovia Bank, National Association (the "Bank"). The Loan Agreement and all other documents executed in connection therewith are collectively referred to herein as the "Loan Documents." Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Loan Agreement.

          Section 5.25(a) of Loan Agreement provides:

          (a) Debt Service Coverage Ratio. As of the last day of the each fiscal year of Borrower, Borrower shall not permit the ratio of (i) the sum of consolidated net income after tax for the fiscal year then ended plus consolidated depreciation and amortization for the fiscal year then ended less dividends declared or paid by Borrower for the fiscal year then ended to (ii) current maturities of long-term debt (including capitalized leases and excluding Revolving Loans) to be less than 1.25 to 1.0; provided, however, that such ratio shall not be less than 1.00 to 1.0 for the fiscal year 2002 of the Borrower;

          The Bank and the Borrower hereby agree that solely for the Borrower's fiscal year ended June 30, 2002, such Debt Service Coverage Ratio shall be based upon the ratio of (i) earnings from continuing operations plus depreciation of amortization for the fiscal year ended June 30, 2002 less dividends declared or paid by Borrower for the fiscal year then ended to (ii) current maturities of long-term debt (including capitalized leases and and excluding Revolving Loans). This calculation does not include the loss from discontinued operations from the sale by the Borrower of its Metro-Tel Division. The Bank and the Borrower further agree that for the Borrower's fiscal year ended June 30, 2003, and thereafter, the definition of Debt Service Coverage Ration shall be as set forth in Section 5.25(a) of the Loan Agreement.

Dryclean USA, Inc.
September 23, 2002
Page 2


          The Borrower, by its signature below, represents and warrants that there exist no defaults or Events of Defaults under the Loan Documents, that the Loan Documents are in full force and effect and that the Borrower does not have any defenses to its obligations under the Loan Documents nor any claims against Bank.

          Please evidence your acceptance of the terms of this letter by signing and returning to the Bank a copy of this letter bearing original authorized signatures of each of the parties indicated.

                                        Very truly yours,
                                        WACHOVIA BANK, NATIONAL
                                        ASSOCIATION, f/k/a First Union National
                                        Bank


                                        By:  /s/ Margarita M. Alfonso
                                             -----------------------------------
                                             Margarita M. Alfonso
                                             Senior Vice President


Acknowledged and agreed to the foregoing:
DRYCLEAN USA, INC.


By: /s/ Michael S. Steiner
    ------------------------------
Name:     Michael S. Steiner
     -----------------------------
Title:    President
      ----------------------------

Date:      9/23/02
     -----------------------------


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